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                         LEHMAN BROTHERS HOLDINGS INC.
                          THREE WORLD FINANCIAL CENTER
                               NEW YORK, NY  10285



                                                     May 16, 1994





Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

     I am General Counsel of Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"). A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), was filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the registration of debt securities (the "Debt Securities") and warrants consisting of (i) senior debt (the "Senior Debt") and subordinated debt (the "Subordinated Debt"), (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) warrants entitling the holders thereof to receive from Holdings, upon exercise, the cash value of the right to purchase or to sell a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit ("Currency Warrants"), all as shall be designated by Holdings at the time of offering, (iv) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Warrants") and (v) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases or increases in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instruments"), in the interest rate or interest rate swap established from time to time by one or more specified financial institutions (the "Rates") or in any specified combination of Debt Instruments and/or Rates ("Interest Rate Warrants" and, together with the Debt Warrants, Currency Warrants and Index Warrants, the "Warrants"), for aggregate proceeds of up to U.S.$500 million or the equivalent thereof in one or more foreign currencies or foreign currency units (such amount being the aggregate proceeds to Holdings from all Debt Securities issued and the exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants) which the Company may offer from time to time in one or more series.

     In that connection, I or members of my staff have examined and relied upon originals or
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LETTER TO SECURITIES AND EXCHANGE COMMISSION
MAY 16, 1994
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copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to Holdings as I have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, I have assumed the genuineness and authenticity of all documents examined by us or members of my staff and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

     Based upon the foregoing, I am of the opinion that:

     (i) the Senior Debt is duly authorized, the indenture pursuant to which the Senior Debt will be issued (the "Senior Indenture"), between Holdings and Citibank, N.A., as Trustee (the "Senior Debt Trustee"), has been duly executed and delivered, and, the Senior Debt, when duly executed by Holdings, authenticated by the Senior Debt Trustee in accordance with the terms of the Senior Indenture and issued and delivered against payment therefor, will be legally issued and will constitute a valid and binding obligation of Holdings entitled to the benefits of the Senior Indenture;

     (ii) the Subordinated Debt is duly authorized and, when the Indenture pursuant to which the Subordinated Debt will be issued (the "Subordinated Indenture") between Holdings and Chemical Bank, as Trustee (the "Subordinated Debt Trustee") has been duly executed and delivered, the Subordinated Debt, when duly executed by Holdings, authenticated by the Subordinated Debt Trustee in accordance with the terms of the Subordinated Indenture and issued and delivered against payment therefor, will be legally issued and will constitute a valid and binding obligations of Holdings entitled to the benefits of the Subordinated Indenture; and

     (iii) the Warrants are duly authorized and, when a Warrant Agreement pursuant to which any of the Warrants will be issued (any such agreement a "Warrant Agreement") between Holdings and Citibank, N.A., as Warrant Agent (the "Warrant Agent") has been duly executed and delivered, the Warrants, when duly executed by Holdings, authenticated by the Warrant Agent in accordance with the terms of the applicable Warrant Agreement and issued and delivered against payment therefor, will be legally issued and will constitute valid and binding obligations of Holdings entitled to the benefits of the applicable Warrant Agreement.

     In rendering this opinion, I express no opinion as to the laws of any jurisdiction other than the State of New York, the General Corporation Law of the State of Delaware and the United States of America.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinions" in the Registration Statement, without admitting that I am an "expert" under the Act, or the rules and regulations of the
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LETTER TO SECURITIES AND EXCHANGE COMMISSION
MAY 16, 1994
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Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                              Very truly yours,



                                              David Marcus
                                              General Counsel